Exhibit 4.12

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2022, the registrant, ProFrac Holding Corp., a Delaware corporation (the “Company,” “we,” “us,” and “our”) had registered under Section 12 of the Securities Exchange Act of 1934, as amended, its Class A common stock.

Description of Our Class A Common Stock

The following summary is not complete and should be read together with our certificate of incorporation (as amended and restated, the “Certificate of Incorporation”), bylaws (as amended and restated, the “Bylaws”), and the Certificate of Designation of the Series A Preferred Stock, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, and with the provisions of the Delaware General Corporation Law (the “DGCL”).

Number of Authorized Shares. Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock divided into 600,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and 400,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, our “Common Stock”). An additional 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), are also authorized under our Certificate of Incorporation, of which 50,000 are designated as Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). Only the shares of Class A Common Stock are registered under Section 12 of the Securities Exchange Act, as amended. Except as otherwise provided in our Certificate of Incorporation, Shares of Class A Common Stock and Class B Common Stock have identical rights and privileges.

The Series A Preferred Stock is non-voting stock and does not entitle the holder thereof to vote on any matter submitted to the stockholders of the Company for the action or consideration, except as otherwise provided by the DGCL, the Series A Certificate of Designation, or the Company’s Certificate of Incorporation. So long as any shares of the Series A Preferred Stock are outstanding, the Company may not, without the written consent or affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred, take, among others, the following actions: (i) authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock (as defined in the Series A Certificate of Designation) or reclassify or amend the provisions of any existing class of securities of the Company into shares of Senior Stock; (ii) authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of the Company’s Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock); (iii) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A Certificate of Designation in a manner that would adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock; (iv) declare or pay any dividends or other distributions in cash or property with respect to the capital stock of the Company (other than dividends or other distributions of cash or property paid on the Series A Preferred Stock); (v) redeem, repurchase, recapitalize or acquire shares of the Company’s Class A Common Stock or other Junior Stock (as defined in the Series A Certificate of Designation), other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans and the exchange of outstanding warrants or as contemplated by the Certificate of Incorporation, as in effect on the date of the Series A Certificate of Designation with respect to the Company’s Class B common stock.

Subject to the rights of holders of the Series A Preferred Stock, the number of authorized shares of our Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon, and no vote of the holders of our Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, voting separately as a class shall be required therefor, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provisions thereto).

No Preemptive Rights. No stockholder shall, by reason of holding the shares of any class or series of our capital stock, have any preemptive or preferential rights to acquire or subscribe for any shares or securities of any class

(whether now or hereafter authorized), which may at any time be issued, sold or offered for sale by the Company, unless specifically provided for in the terms of a series of Preferred Stock.

Voting Rights. Holders of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to the stockholders, except as otherwise provided in our Certificate of Incorporation or as otherwise required under the DGCL. There are no cumulative voting rights in the election of directors. The Series A Preferred Stock is non-voting stock and does not entitle the holder thereof to vote on any matter submitted to the stockholders of the Company for their action or consideration, except as otherwise provided by the General Corporation Law of the State of Delaware, the Series A Certificate of Designation, or the Company’s Certificate of Incorporation (as each may be amended from time to time). In each instance in which the holders of the Series A Preferred Stock shall be entitled to vote pursuant to the General Corporation Law of the State of Delaware, the Series A Certificate of Designation, or the Company’s Certificate of Incorporation, each holder of the Series A Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote per share of the Series A Preferred Stock.

Dividend Rights. Subject to the rights of holders of the Series A Preferred Stock, Holders of shares of our Class A Common Stock are entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held, such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared by the Company’s board of directors (the “Board”) at any time and from time to time out of funds of the Company legally available for that purpose, subject to any prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, following the distribution of the preferential amounts, if any, to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock are entitled to receive the remaining assets of the Company as may be available for distribution to stockholders, ratably in proportion to the number of shares of Class A Common Stock held.

Conversion Right. Following the first anniversary of the first issuance of shares of Series A Preferred Stock, other than in connection with a Change of Control (as defined in the Series A Certificate of Designation), each holder of the Series A Preferred Stock shall have the option from time to time to convert all or a portion of such holder’s shares of Series A Preferred Stock into shares of Class A Common Stock at a conversion ratio of the quotient of: (i) the Liquidation Preference (as defined in the Series A Certificate of Designation) as of the date of the conversion and (ii) the then applicable conversion price (which is initially set at $20.00, but may be adjusted from time to time, in accordance with the Series A Certificate of Designation).

Anti-takeover effects of provisions of our Certificate of Incorporation, our Bylaws and Delaware law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws make more difficult the removal of our incumbent officers and directors, or the acquisition of the Company by a third party by means of a tender offer, a proxy contest or otherwise. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the Nasdaq Global Select Market, from engaging in any business combination (as defined in Section 203 of the

DGCL) with any interested stockholder (as defined in Section 203 of the DGCL) for a period of three years following the date that the stockholder became an interested stockholder, unless:

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the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors before the date the interested shareholder attained that status;
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upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
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on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

A corporation may elect not to be subject to Section 203 of the DGCL. We have elected to not be subject to the provisions of Section 203 of the DGCL.

ProFrac’s Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A Common Stock.

Among other things our Certificate of Incorporation and Bylaws:

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establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
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provide our Board the ability to authorize undesignated Preferred Stock. This ability makes it possible for our Board to issue, without shareholder approval, Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company;
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provide that until we cease to be a controlled company, the members of our Board designated by the parties to the ProFrac Stockholders’ Agreement will have a majority of the voting power of our Board;
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provide that the authorized number of directors may be changed only by resolution of the Board, subject to the terms of the ProFrac Stockholders’ Agreement and the rights of the holders of any series of our Preferred Stock to elect directors under specified circumstances;
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provide that, after we cease to be a controlled company, and subject to the terms of the ProFrac Stockholders’ Agreement, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of Preferred Stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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provide that, after we cease to be a controlled company, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of Preferred Stock with respect to such series;
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provide that, after we cease to be a controlled company, our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% in voting power of all then outstanding common stock entitled to vote thereon, voting together as a single class;
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provide that, after we cease to be a controlled company, special meetings of our stockholders may only be called by the Board, the Chief Executive Officer or the Executive Chairman of the Board;
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provide, after we cease to be a controlled company, for our Board to be divided into three classes of directors serving staggered three-year terms, other than directors which may be elected by holders of

Preferred Stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors; and
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provide that our Bylaws can be amended by the Board.